Rapid Therapeutic Prepares to file Investigational New Drug Application for its CBD Metered Dose Inhaler with FDA

DALLAS, June 2, 2021 (GLOBE NEWSWIRE) -- Rapid Therapeutic Science Laboratories, Inc. (OTC Pink: RTSL) an SEC fully-reporting, growth-oriented aerosol manufacturing company focused on delivery of non-psychoactive cannabinoid compounds, announced today it has executed two (2) contracts to conduct Phase 1 human clinical trials of its flagship metered dose inhaler (MDI) containing Cannabidiol (CBD).  RTSL entered into these two contracts in preparation for filing an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA). Filing is anticipated in the next 30 days. An IND is a request for the FDA's authorization to administer an investigational drug to humans and is the first step towards designing and conducting clinical trials in the U.S.

RTSL engaged Dr. Charles Powell, MD who is the Chief Medical Officer (CMO) and founder of a primary care group in North Texas with over 90,000 patients from which volunteers will be solicited for the planned studies. Dr. Powell is responsible for oversight of the studies on behalf of RTSL. Dr. Powell in conjunction with Dr. Haresh Boghara, MD of Epic Medical Research, who has been engaged as RTSL’s primary medical investigator, will launch five clinical studies to assess RTSL’s MDI containing CBD for dosage, efficacy and safety. The planned studies will initially focus on therapeutic benefits of CBD relating to depression, anxiety, insomnia, ADHD and arthritis/chronic pain. Of importance, the studies will measure blood serum levels (pharmacokinetics) to support clinical observations. RTSL will need to file and obtain approval of the IND by the FDA to begin the planned studies.

Dr. Powell stated, “Based upon my observation from our clinical experience with this product, we think these studies will translate into concrete data that will ultimately result in Phase 2 and 3 studies which will hopefully lead to a fully approved FDA product.”

RTSL previously announced it was in discussions with Dr. Powell and Accent Clinical Research Professionals, LLC for eight clinical studies. These discussions fell through when the previously proposed lead investigator could not participate due to undisclosed personal reasons not having to do with the proposed testing.

RTSL’s CEO, Donal R. Schmidt, Jr. stated, “We made the decision to file an IND based upon a number of things. Most importantly, we believe we are the first company to develop and manufacture an MDI containing pure pharmaceutical grade

CBD isolate that has a good chance of ultimately being approved by the FDA for use in humans.”

Mr. Schmidt continued “We believe our product is non-toxic, stable, unadulterated, and does not cause airway reactivity. We reached this conclusion after two years of work culminating this past month with Dr. Duane Drinkwine’s breakthrough discovery of a new proprietary method of manufacturing pharmaceutical grade CDB isolate that we believe can be safely delivered to the pulmonary tract without irritation. We will be releasing specific details of this discovery in the next month or two.”

While the application process is pending with the FDA, RTSL plans to utilize its existing lab equipment to continue to develop and manufacture non-MDI aerosol products for sale to the growing hemp product market.

About Rapid Therapeutic Science Laboratories, Inc. (OTC Pink: RTSL)

RTSL has developed a new method of formulating and manufacturing pressurized metered dose inhalers (pMDI) that contain and properly aerosolize proprietary formula of one or more cannabinoid compounds. The Company’s nhāler product line is manufactured in compliance with Good Manufacturing Practice (GMP).

CBD is not approved by the FDA.

We encourage all individuals to do their own research regarding cannabinoids, the use of MDI and our other products. Always consult a physician prior to using any cannabinoid product. RTSL makes no therapeutic claims regarding its products, the use of its products, or any results which can be obtained from using its products. None of our products are intended to diagnose, treat, cure, or prevent any disease. If you experience any adverse reaction of any non-psychotropic cannabinoid stop use immediately and seek appropriate medical attention. RTSL’s products are not approved by the FDA or under the Food Drug & Cosmetics Act (FD&C Act). Our products contain zero THC.

Visit our corporate website at www.rtslco.com.

Forward-Looking Statements

This press release may contain forward-looking statements. In particular, when used in the preceding discussion, the words “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of RTSL, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in filings made by RTSL with the Securities and Exchange Commission, including, but not limited to, in the “Risk Factors” sections in its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which we have filed, and file from time to time, with the U.S. Securities and Exchange Commission. These reports are available at www.sec.gov.

Other unknown or unpredictable factors also could have material adverse effects on RTSL’s future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements which include, among others, the following: a delay in, or the failure of, RTSL’s filing of the IND, a delay in, or the failure of, the FDA’s approval of the IND, and the outcome of planned studies.

The forward-looking statements included in this press release are made only as of the date hereof. RTSL cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Contact:
Donal (Don) R. Schmidt, Jr.
Chairman and CEO
info@rtslco.com

Phone: 800-497-6059

Fax: 888-274-9120